                                                                    Exhibit 99.3
                                                                    ------------


May 30, 1997


Members of the Board of Directors
California Jockey Club
2600 South Delaware Street
San Mateo, California 94403

Members of the Board of Directors
Bay Meadows Operating Company
2600 South Delaware Street
San Mateo, California 94402

Gentlemen:

      We hereby consent to the inclusion of our opinion letter dated May 30, 1997 to the Board of Directors of each of California Jockey Club and Bay Meadows Operating Company (the "Companies") regarding the Merger pursuant to (and as defined in) the Agreement and Plan of Merger dated as of February 24, 1997, as amended and restated as of May 28, 1997, by and among Patriot American Hospitality, Inc. ("Patriot"), Patriot American Hospitality Partnership, L.P. and each of the Companies, in the Joint Proxy Statement/Prospectus relating to the Merger and the transactions related thereto which forms a part of the Registration Statement on Form S-4 (the "Registration Statement") and to the references therein to our firm and to our opinion under the headings "Summary," "Risk Factors--Different Fairness Analyses of Cal Jockey and Bay Meadows by PaineWebber and Montgomery" and "The Merger and Subscription." In giving the foregoing consent, we do not admit (i) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or (ii) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                  Very truly yours,



                                                  /s/ MONTGOMERY SECURITIES